UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Definitive Proxy Statement
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California Water Service Group

(Name of Registrant as Specified In Its Charter)

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Dear California Water Service Group Stockholders:

California Water Service Group (Group) urges you to vote against Proposal No. 6 on your proxy for the 2023 Annual Meeting of Stockholders.  Proposal No. 6 requests that we set near and long-term science-based greenhouse gas (GHG) reduction targets within one year for Scope 1, 2, and 3 emissions.  (Although the proponent of Proposal No. 6 acknowledged in a subsequent filing that setting a Scope 3 reduction target “could reasonably take more than the one year requested in the Proposal.”)

As outlined in our 2023 proxy statement, the Board urges you to vote against this proposal for the following reasons:

•	We have already committed to setting and publishing absolute, science-based Scope 1 and 2 emissions reduction targets by Q3 2024.
•	Our recently completed GHG Protocol-aligned emissions inventory only includes three of the 15 categories of Scope 3 emissions thus far; however, we plan to continue to build out this part of the inventory, which is a foundational step to meaningful target-setting.
•	The proposal would expose the Company to unnecessary risk without adding meaningful value toward addressing climate change, due in large part to unique industry challenges related to Scope 3 emissions.

If you subscribe to the advisory services of Institutional Shareholder Services (ISS), you likely are aware that the firm recommended a vote in favor of this proposal, stating that support is warranted because “the company’s peers have set more ambitious targets and the adoption of targets would help the company align with regulatory expectations in California and Hawaii to be carbon-neutral by 2045.”

We respectfully disagree with this recommendation and note the following:

•	ISS’s conclusion disregards the fact that NONE of the water utilities in our proxy peer group have set reduction targets for Scope 3 emissions.
•	ISS’s recommendation does not consider how Proposal No. 6 will impact stockholder value.
•	ISS’s conclusion does not acknowledge that, as a regulated utility, we must get approval on expenditures from our U.S. state utilities commissions.

ISS’s recommendation disregards the fact that NONE of the water utilities in our proxy peer group have set reduction targets for Scope 3 emissions. It also overlooks the fact that we have already committed to setting absolute, science-based Scope 1 and Scope 2 emissions targets, which should enable us to catch up with, and in some cases, surpass our peers.

These facts were noted by another proxy advisory firm, Glass Lewis, which recommended voting AGAINST Proposal No. 6 because “the Company provides meaningful climate-related disclosures and has recently made a commitment to setting absolute, science-based Scope 1 and 2 emissions reduction targets by the third quarter of 2024.”

Although NONE of the water utilities in our proxy peer group have set Scope 3 reduction targets, three have set Scope 1 and Scope 2 emissions reduction targets. Our existing commitment to set absolute, science-based Scope 1 and Scope 2 emissions targets (rather than Scope 3 targets, as requested by the proponent’s proposal) will enable us to align more closely with, and in some cases surpass, the water utilities in our proxy peer group, given the fact that our reduction targets will be based on our Greenhouse Gas Protocol-aligned emissions inventory conducted by an independent sustainability consultant.

ISS’s recommendation does not consider how Proposal No. 6 will impact stockholder value.

Importantly, Glass Lewis also considered stockholder value, stating: “We do not believe that the proponent has sufficiently demonstrated how the Company’s existing practices threaten shareholder value or that adoption of this proposal would meaningfully benefit shareholders.”

As we have noted in our proxy and Definitive Additional Materials, achieving Scope 3 reductions is challenging and complex, given our business model. We acknowledge that our Scope 3 emissions are significant, with the biggest contributors being the Capital Goods and Purchased Goods & Services categories. However, the most emissions-intensive expenditures in these categories are tied to our investment in water system infrastructure, which is 1) the basis for stockholder returns, and 2) critical to performance on two other, more material ESG topics: water quality/customer safety and water supply reliability.

Another contributor to Scope 3 emissions is our purchased water. While we have been working to maximize our local water production capacity to reduce the need to purchase water, in many areas, purchased water is the only available source of water. ISS references a claim made by the proponent, stating that, “many of the company’s suppliers are government agencies in states such as California, Hawaii, and Washington that have set state-wide GHG reduction targets.” However, in most cases, the adoption of state-wide targets has not resulted in purchased water suppliers publishing reduction targets; in fact, only 21% of our purchased water suppliers have published GHG emissions reduction targets.

We maintain that it is irresponsible to set Scope 3 emissions reduction targets without first completing a full GHG Protocol-aligned inventory in order to identify opportunities to meet future Scope 3 reduction targets without jeopardizing our ability to make necessary investments in water system infrastructure or limiting our ability to purchase needed water supplies from single-source wholesale suppliers. In fact, failure to complete this foundational work and develop achievable Scope 3 emissions reduction targets could threaten stockholder value.

ISS’s conclusion does not acknowledge that, as a regulated utility, we must get approval on expenditures from our U.S. state utilities commissions.

In reaching its conclusion, ISS references a proposed government rulemaking that is not yet in effect. Although we believe we are well-positioned to meet future regulations, our U.S. state utilities commissions must approve our cost structure and capital investments.

Additionally, ISS references the Hawaii Supreme Court ruling that recognizes a human right to a stable climate, but it does not consider how this ruling functionally impacts the Hawaii Public Utilities Commission’s regulatory authority over our operations in Hawaii. Importantly, it also does not consider that the State of California passed a law establishing a human right to clean, affordable water. In our experience, U.S. state utilities commissions have prioritized affordability and physical climate change risk adaptation over emissions reductions. However, we are keenly focused on including emissions-reduction-related projects in upcoming proceedings at our commissions and seeking to demonstrate that these projects directly benefit customers.

We respectfully request that you vote AGAINST Proposal No. 6 so that we can continue to execute our strategy thoughtfully and methodically in order to continue making progress on all of our material ESG topics while delivering value to stockholders.

We agree that it is critical that we reduce our Scope 1, 2, and 3 emissions, and we have communicated thoroughly and transparently about our climate change governance, strategy, risk management, and metrics, as well as our plan to reduce emissions and set quantifiable emissions reduction targets. Doing the right thing has always been in our DNA, and we have historically focused on the ESG topics that are foundational to our business: water quality and customer safety; water supply reliability; affordability and access; and water protection and conservation. A rigorous materiality assessment confirmed that these foundational areas are also our most material ESG topics. However, since formalizing our ESG program, we have recognized and embraced the need to sharpen our focus on climate change and our GHG emissions. In the first quarter of 2023, we completed a GHG Protocol-aligned inventory of our Scope 1 and 2 emissions as well as the three categories of Scope 3 emissions that we believed would be most relevant to our business. This work will be foundational to our setting of Scope 1 and 2 reduction targets in the near term. It is also a first step in advancing our future disclosures and target-setting for Scope 3 emissions. This thoughtful and methodical approach allows us to continue making progress on our emissions reduction journey without compromising our ability to deliver value to our stockholders.

Forward-Looking Statements and Other Important Information

This letter and our other ESG disclosures referred to herein (collectively the “ESG Disclosures”) contain forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the ESG Disclosures include Group’s objectives, goals, targets, progress, or expectations with respect to ESG, sustainability, and corporate social responsibility matters, and business risks, opportunities, and plans. Because they are aspirational and are based upon currently available information, expectations, and projections, they are subject to various risks and uncertainties, including limitations on our ability to make ESG investments without the support of our regulators, and actual results may differ. Because of this, Group advises all interested parties to carefully read and understand Group’s disclosure on risks and uncertainties found in Forms 10-K, 10-Q, and other reports filed with the SEC. Group undertakes no obligation to update any forward-looking or other statements, whether as a result of new information, future events, or otherwise, and notwithstanding any historical practice of doing so. Group may determine to adjust any objectives, goals, and targets or establish new ones to reflect changes in our business.

Historical, current, and forward-looking ESG-related statements and data in the ESG Disclosures may be based on standards for measuring progress that are still developing, controls and processes that continue to evolve, and assumptions that are subject to change in the future.

The information included in, and any issues identified as material for purposes of, the ESG Disclosures may not be considered material for SEC reporting purposes, and the use of the term “material” in the ESG Disclosures is distinct from, and should not be confused with, such term as defined for SEC reporting purposes.

Due to the inherent uncertainty and limitations in measuring GHG emissions under the calculation methodologies used in the preparation of such data, all GHG emissions or references to GHG emissions in the ESG Disclosures are estimates. There may also be differences in the manner that third parties calculate or report GHG emissions compared to Group, which means that third party data or methodologies may not be comparable to our data or methodologies.

Website references and hyperlinks throughout the ESG Disclosures are provided for convenience only, and the content on the referenced third-party websites is not incorporated by reference into the ESG Disclosures, nor does it constitute a part of the ESG Disclosures. Group assumes no liability for the content contained on the referenced third-party references.